Exhibit (a)(1)(B)
R1 RCM INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS
MAY 12, 2017

ELECTION FORM / NOTICE OF WITHDRAWAL / CHANGE OF ELECTION FORM
(the “Election Form”)

R1 RCM Inc. (the “Company,” “R1,” “we” or “us”) is offering certain of our employees and directors a limited opportunity to elect to exchange certain stock options for new options covering a fewer number of shares of our common stock. We refer to this offer as the “Offer” and the exchange as the “Stock Option Exchange Program” and it is described in and subject to the terms and conditions set forth in the Offer to Exchange Certain Outstanding Stock Options for New Options, dated May 12, 2017 (the “Offer to Exchange”), a copy of which you received by email on May 12, 2017. Capitalized terms herein have the meaning set forth in the Offer to Exchange.
Please carefully read this Election Form, which you may use to:
(1) Elect to exchange your Eligible Options;
(2) Withdraw an election you previously made; or
(3) Change an election you previously made.
To properly elect to (1) exchange your Eligible Options, (2) withdraw an election you previously made or (3) change an election you previously made, we must receive your Election Form before 11:59 p.m., Central Time, on the expiration date, which is currently June 12, 2017 (or if the Offer is extended, this Election Form must be received before the extended expiration date of the Offer). When you make your election, you will also be asked to acknowledge that you received and read this Election Form and agree to the “Agreement to Terms of Election” and the “Instructions and Agreements Forming Part of the Terms and Conditions of the Offer” below, which constitute part of your Election Form.
You are not required to return the Election Form if you do not wish to participate in the Offer. If the Company does not receive an Election Form from you before 11:59 p.m., Central Time on the expiration date of the Offer, we will interpret this as your election not to participate in the Offer, and you will retain all of your outstanding stock options with their current terms and conditions. We will not contact you to confirm your election not to participate.

BY PARTICIPATING IN THE OFFER, YOU AGREE TO ALL TERMS AND CONDITIONS OF THE OFFER AS SET FORTH IN THE OFFER TO EXCHANGE.
Your election to (1) exchange your Eligible Options, (2) withdraw an election you previously made or (3) change an election you previously made will be effective only upon receipt by the Company of your electronic submission of this Election Form. You are responsible for making sure that your submission is received by the Company before the deadline. Your Eligible Options will not be considered tendered until you make an electronic submission of your election through the Adobe Sign application, which is available to everyone free of charge, using the attached Election Form.
Upon providing your signature through Adobe Sign, a confirmation email will be generated. You should print and save a copy of the confirmation for your records. If you do not receive a confirmation before the expiration date of the Offer, it is your responsibility to confirm that we have received your election and/or any change or withdrawal before the expiration date deadline, currently scheduled to be 11:59 p.m., Central Time on June 12, 2017. You can confirm all submissions submitted through Adobe Sign, or otherwise ask questions about the submission process, by contacting Janella Kaczanko by email at JKaczanko@r1rcm.com or by telephone at (312) 255-7658.

Your latest properly completed and submitted Election Form received by the Company before the time the Offer expires, at 11:59 p.m., Central Time, on the expiration date, will be the election that is registered by the Company for purposes of the Offer.
If you think the information regarding your Eligible Options set forth on the Election Form is incorrect, or if you have any questions about the Offer, please contact Janella Kaczanko by email at JKaczanko@r1rcm.com or by telephone at (312) 255-7658.

R1 RCM INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS
ELECTION FORM / NOTICE OF WITHDRAWAL / CHANGE OF ELECTION FORM
Agreement to Terms of Election
By signing the attached Election Form through Adobe Sign, I understand and agree that:

•	I have received and reviewed the Offer to Exchange and the other related documents delivered to me by the Company (the “Offer Documents”);

•	I have read carefully, understand and agree to be bound by all of the terms and conditions of the Offer as described in the Offer Documents;

•
The Company is not advising me as to whether to participate in the Offer, and I am responsible for reviewing all the materials relating to the Offer, including the Offer to Exchange, and deciding whether to exchange my Eligible Options for a fewer number of New Options;

•
By submitting my decisions through the electronic submission of this Election Form, I elect to keep or exchange the Eligible Options that I have specified, and if I elect to keep Eligible Options and do not change my election to keep those Eligible Options before the expiration of the Offer, those Eligible Options will remain subject to their current terms and conditions and I will not again have the ability to elect to exchange those Eligible Options;

•
If I validly submit Eligible Options for exchange, I can change my election before the expiration of the Offer, and to the extent that I do not change my election before the expiration of the Offer, then upon acceptance of my election by the Company following the expiration of the Offer, my election will constitute a binding agreement between the Company and me with respect to my Eligible Options that are accepted for cancellation and exchange;

•
My election to keep or exchange Eligible Options under the Offer is at my own discretion and is completely voluntary; the Company has not made any recommendation and does not take any position on whether I should keep or exchange Eligible Options and has advised me to consult with my own legal, accounting and tax advisors as to the consequences of keeping or exchanging Eligible Options before making any decision whether to participate;

•
The future value of the Company’s common stock is uncertain and cannot be predicted with certainty, and any New Options that I receive in the Stock Option Exchange Program may increase or decrease in value in the future;

•
If I validly submit stock options for exchange, and the stock options I elect to exchange are Eligible Options and are accepted for exchange, those stock options will be cancelled, I will lose all of my rights to purchase any shares under those stock options, and the only thing that I will receive in exchange for those stock options are New Options that will be granted under the Stock Option Exchange Program in accordance with the terms set forth in the Offer Documents;

•
My election to keep or exchange Eligible Options under the Offer and any New Options that I am granted under the Stock Option Exchange Program (i) will not alter or affect the terms of my relationship with the Company as an employee or a director other than with respect to Eligible Options that I elect to exchange, (ii) will not create a right to my continued employment or service with the Company for any period, and (iii) will not change or affect the fact that my employment or service can be terminated at any time by me or the Company, with or without cause or notice (unless otherwise required by applicable law), in accordance with any terms of my employment or service with the Company, and without additional severance payments except as otherwise required by law, Company severance plan or contract;

•	My ability to participate in the Offer will terminate as of the date that I am no longer actively employed or serving as a director;

•
The Offer is a discretionary program and is subject to a number of variables and conditions specified in the Offer Documents, and the Company may extend or amend the program and the Offer, may postpone its acceptance and cancellation of stock options that I elect to submit for exchange, may terminate the Offer if any of the conditions specified in the Offer Documents occurs and may elect to waive any of those conditions, in each case subject to applicable law, and any such event may mean that stock options I have elected to exchange will remain outstanding and subject to their current terms and conditions;

•
I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in the Offer Documents by and among, as applicable, the Company and any company not affiliated with the Company that is assisting the Company with the Offer, and those recipients may be located inside or outside of the United States;

•
I have the authority and am legally authorized to make the election to keep or exchange Eligible Options, my elections will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns, and the Company is entitled to rely on this and the other statements that I have agreed to when I click “Yes” on the acceptance of the terms and conditions of the Offer set forth in this Election Form when I submit my Election Form;

•
I hereby represent and warrant that I have full power and authority to elect to exchange the stock options exchanged hereby and that, when and to the extent such stock options are accepted for exchange by the Company, such stock options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such stock options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the options I am electing to exchange;

•
the Company’s determinations of all matters related to the administration of the Offer will be afforded the maximum deference permitted by law, subject to any rights accorded to me under applicable law to challenge such determination in a court of competent jurisdiction; and

•	the Company’s Offer will open the day that the Company files a Tender Offer Statement on a Schedule TO with the U.S. Securities and Exchange Commission, which is expected to be May 12, 2017.

INSTRUCTIONS AND AGREEMENTS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1. Defined Terms. All terms used in this Election Form but not defined have the meaning given to them in the Offer to Exchange Certain Outstanding Stock Options for New Options, dated May 12, 2017 (the “Offer to Exchange”). References in this Election Form to the “Company,” “R1,” “we,” “us,” “our” and “ours” mean R1 RCM Inc. and its subsidiaries.
2. Expiration Date. The Offer and any rights to exchange your Eligible Options, withdraw an election you previously made or change an election you previously made will expire at 11:59 p.m., Central Time, on June 12, 2017 (or on a later date if we extend the Offer).
3. Delivery of Election Form. If you intend to tender your Eligible Options under the Offer, you must make an election through electronic submission of the Election Form using Adobe Sign before 11:59 p.m., Central Time, on the expiration date of the Offer. Any Election Form received after that time will not be accepted. Elections submitted by any other means, including hand delivery, face-to-face or telephone conversation, email, text message or facsimile, are not permitted.
Our receipt of your election is not by itself an acceptance of your Eligible Options for exchange. For purposes of the Offer, we will be deemed to have accepted options for the Offer that are validly elected for exchange and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options. The notice may be made by press release, e-mail or other method of communication.
We will not accept any alternative, conditional or contingent offers to exchange stock options. All eligible employees and directors electing to exchange stock options, by electronic submission of a completed Election Form, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the Offer to Exchange. Although it is our intent to send you an email confirmation of receipt of your Election Form by completing and submitting this election, you waive any right to receive any notice of the receipt of the election for exchange of your options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that we have received your election and does not mean that your options have been cancelled. Your Eligible Options that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the Offer (but following the expiration of the Offer). The cancellation is currently scheduled to be June 12, 2017.
You are not required to tender your Eligible Options, and participation in this Offer is completely voluntary. If you elect to participate in this Offer, you may tender some or all of your Eligible Options, provided that you must tender all of your stock options within an individual stock option grant. If you do not wish to participate in this Offer, no action is required on your part.
4. Change of Election. If you tendered some of your Eligible Options, and would like to tender additional Eligible Options for exchange or change an existing election, you may make another election by electronically submitting another Election Form through Adobe Sign, indicating all Eligible Options you wish to tender, including those listed on your original Election Form (not just those you wish to add). To request a new Election Form, you must email Total Rewards at totalrewards@r1rcm.com before 5 pm Central Time. Upon your submission of a new, properly completed Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form. You will be bound by the latest properly completed and submitted Election Form received by the Company prior to 11:59 p.m., Central Time, on the expiration date of the Offer, currently scheduled to be June 12, 2017. If the Offer is extended by the Company beyond that time, you may change or withdraw your election at any time until the extended expiration date of the Offer.
5. Withdrawal of Election. The tender of your Eligible Options pursuant to the Offer may be withdrawn at any time prior to 11:59 p.m., Central Time, on the expiration date of the Offer, currently scheduled to be June 12, 2017. If the Offer is extended by the Company beyond that time, you may withdraw your election at any time until the extended expiration date of the Offer. To withdraw your tendered Eligible Options, you may make another election by electronically submitting another Election Form through Adobe Sign, and indicating that you wish to withdraw your election by selecting “Do Not Exchange” for the stock option grants you wish to withdraw. To request a new Election Form, you must email Total Rewards at totalrewards@r1rcm.com before 5 pm Central Time. Withdrawals may not be rescinded, and any Eligible Options withdrawn from the Offer will thereafter be deemed not properly tendered for purposes of the Offer, unless you submit a new Election Form before the expiration date by following the procedures described in Instruction 4 above. Upon your submission of a new, properly completed Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new elections. You will be bound by the latest properly completed and submitted Election Form received by the Company prior to 11:59 p.m., Central Time, on the expiration date of the Offer, currently scheduled to be June 12, 2017.
6. Signatures on this Election Form. Submitting your Election Form electronically through Adobe Sign is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.
If you are an employee with an Eligible Option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), and a person who is not an employee of the Company beneficially owns a portion of that Eligible Option grant, you may accept the Offer with respect to the entire outstanding Eligible Option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. We will not be responsible to you or the beneficial owner of the Eligible Option grant for any action taken by you with respect to such Eligible Option grant. Accordingly, you should consider carefully whether to make an election to exchange any Eligible Option grant that is not completely beneficially owned by you.
7. Requests for Assistance. If you have any questions or need assistance, including assistance with navigating Adobe Sign or with any technical difficulties you may experience using Adobe Sign, please contact Janella Kaczanko by email at JKaczanko@r1rcm.com or by telephone at (312) 255-7658.
8. Irregularities. We will determine all questions as to form, validity (including time of receipt), eligibility and acceptance of any tender of Eligible Options. We may reject any or all submissions of Eligible Options that we determine were not properly completed or that we determine are unlawful to accept. Options that are tendered, but do not qualify as Eligible Options, will not be accepted. If you withdraw a previous election to tender Eligible Options, that withdrawal election may not be revoked after the Offer expires. Neither we nor any other person is obligated to give you notice of any errors in any change of election or withdrawal submitted by you, and no one will be liable for failing to give notice of any errors. We will determine all questions as to the form and validity (including time of receipt) of withdrawals. We may waive any defect or irregularity in any election with respect to any particular Eligible Options or any particular Eligible Participant. No Eligible Options will be treated as properly tendered until any defects or irregularities that we identify have been cured by the Eligible Participant tendering the Eligible Options or waived by us. Neither we nor any other person are obligated to give notice of receipt of any election or of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of receipt of any election or any defects or irregularities. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
9. Additional Documents to Read. You should be sure to read the Offer to Exchange, this Election Form, the Company’s Second Amended and Restated 2010 Stock Incentive Plan, and the Company’s form of Non-Qualified Stock Option Agreement before deciding to participate in the Offer.
10. Important Tax Information. You should consult your own tax advisor and refer to Section III.8 of the Offer to Exchange, which contains important tax information.
11. Governing Law and Documents. The Election Form is governed by, and subject to, United States federal law and Delaware state law, as well as the terms and conditions set forth in the Offer to Exchange. The Company will determine, in its discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any stock options and any elections. The Company’s determination of these matters will be given the maximum deference permitted by law.